Exhibit 99.1

FOR IMMEDIATE RELEASE
NICHOLAS	Contact: Kelly Malson CFO Ph # - 727-726-0763	NASDAQ: NICK Web site: www.nicholasfinancial.com
Nicholas Financial, Inc. Corporate Headquarters 2454 McMullen-Booth Rd. Building C, Suite 501 Clearwater, FL 33759

Nicholas Financial Reports

2nd Quarter Results

•	Operating income increases 20% year-over-year

•	Accounts 61+ days delinquent decreased to 4.1% year-over-year, excluding Chapter 13 bankruptcy accounts

•	Provision for credit losses saw a 17.5% improvement from prior year second quarter

November 1, 2018 – Clearwater, Florida—Nicholas Financial, Inc. (NASDAQ: NICK) announced that its net income for the three months ending September 30, 2018 was $0.6 million compared to $0.3 million for the three months ending September 30, 2017. Diluted net earnings per share increased to $0.07 for the three months ended September 30, 2018 as compared to $0.04 for the three months ended September 30, 2017. Although revenue decreased 9.1% to $19.4 million for the three months ended September 30, 2018 as compared to $21.3 million for the three months ended September 30, 2017, the Company’s operating income before income taxes increased for the three months ending September 30, 2018 to $678,000 compared to $564,000 for the three months ending September 30, 2017.

Net income for the six months ending September 30, 2018 was $2.0 million compared to $1.2 million for the six months ending September 30, 2017. Diluted net earnings per share increased to $0.25 for the six months ended September 30, 2018 as compared to $0.15 for the six months ended September 30, 2017. Although, revenue decreased 12.3% to $38.2 million for the six months ended September 30, 2018 as compared to $43.5 million for the six months ended September 30, 2017, the Company’s operating income before income taxes increased for the six months ending September 30, 2018 to $2.7 million compared to $1.9 million for the six months ending September 30, 2017.

“Although we produced relatively modest profits in the second quarter of fiscal 2019, we continue to be pleased with our trends since my arrival 9 months ago,” said Doug Marohn, President and CEO of Nicholas Financial. “Our renewed focus on financing primary transportation to and from work for subprime customers is continuing to have a positive impact on each of the pools from the fourth quarter of fiscal 2018 forward. Prior pools are still presenting a challenge and continue to produce losses of greater severity and frequency than more recent pools, however we are happy overall with even the prior pools performance due to improved servicing and operational controls.”

The Company began modifying its underwriting guidelines half way through fiscal 2018, to improve the quality of Contracts being purchased. These changes led to a decrease in the dollar amount of Contracts purchased by approximately $13.0 million, or 24.5%, during the six months ended September 30, 2018, as compared to the six months ended September 30, 2017. However, the number of Contracts purchased only decreased by 662, or 14.4%, over the same period of time, as illustrated in the table below. The revenue decrease during the six months ended September 30, 2018, as compared to the six months ended September 30, 2017, was a result of this reduction in the dollar amount of Contracts purchased. With tighter underwriting guidelines and a decreasing portfolio, the Company’s provision for credit losses saw a 17.5% improvement for the three months ended September 30, 2018 compared to the three months ended September 30, 2017 and a 30.6% improvement for the six months ended September 30, 2018 compared to the six months ended September 30, 2017.

Fiscal Year /Quarter	Number of Contracts purchased	Principal Amount purchased	Average Amount Financed	Average APR*	Average Discount%*	Average Term*
2019	3,926	39,961,155	10,179	23.6%	8.4%	47
2	1,778	18,011,022	10,130	23.5%	8.4%	47
1	2,148	21,950,133	10,219	23.7%	8.3%	48
2018	9,767	109,575,099	11,219	22.4%	7.4%	54
4	2,814	29,253,725	10,396	23.3%	7.9%	50
3	2,365	27,378,449	11,577	21.7%	6.9%	54
2	2,239	25,782,056	11,515	22.0%	7.3%	55
1	2,349	27,160,869	11,563	22.3%	7.6%	55
2017	14,619	170,941,206	11,693	22.2%	7.1%	57
4	3,677	42,629,274	11,593	22.3%	7.3%	56
3	3,846	45,941,459	11,945	22.0%	6.9%	57
2	3,592	41,540,401	11,565	22.3%	7.0%	57
1	3,504	40,830,072	11,609	22.4%	7.2%	57

*	The averages included in the table are calculated as a simple average.

Mr. Marohn continued, “the key performance indicators on our purchases over the last three quarters continue to reflect our disciplined approach regarding proper pricing and structure on purchases. For the second quarter of fiscal 2019, our average amount financed has dropped to $10,130 from $11,515 in the second quarter of fiscal 2018. The average term has dropped from 55 months to 47 months and our average APR on purchased Contracts has increased from 22.0% to 23.5%. Proper pricing and deal structuring are critical in this business, and we are extremely pleased that we have been able to meaningfully improve these aspects in a relatively short period of time.”

“We are also excited to report that we are focusing more on our Direct Consumer Loan business. Nicholas had only been producing direct loans in Florida and North Carolina. We have not only been able to increase our focus on direct loan production in these two states, but we are now writing direct loans in the state of Georgia and have applied for our license to conduct this business in the state of Ohio. Nicholas will continue to evaluate other states in our network for expansion of the direct loan product. We believe this product line compliments our core business well and aligns extremely well with our branch-based model.” In conclusion, Mr. Marohn stated, “we will continue to remain focused on our core business and appropriate pricing of our purchases while also looking for ways to bring other revenue streams to our Company.”

Nicholas Financial, Inc. is a publicly-traded specialty consumer finance company in North America. The Company operates branch locations in both Southeastern and Midwestern U.S. states. The Company has approximately 7.9 million shares of voting common stock outstanding. For an index of Nicholas Financial, Inc.’s news releases or to obtain a specific release, visit our web site at www.nicholasfinancial.com.

Except for the historical information contained herein, the matters discussed in this news release include forward-looking statements that involve risks and uncertainties including risk relating to competition and our ability to increase and maintain yield and profitability at desirable levels, as well as risks relating to general economic conditions, access to bank financing, and other risks detailed from time to time in the Company’s filings and reports with the Securities and Exchange Commission including the Company’s Annual Report on Form 10-K for the year ended March 31, 2018. Such statements are based on the beliefs of Company management as well as assumptions made by and information currently available to Company management. Actual events or results may differ materially from those anticipated, estimated or expect. All forward-looking statements and cautionary statements included in this document are made as of the date hereof based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward looking statement or cautionary statement.

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Nicholas Financial, Inc.

Condensed Consolidated Statements of Income

(Unaudited, Dollars in Thousands, Except Share and Per Share Amounts)

	Three months ended		Six months ended
	September 30,		September 30,
	2018	2017	2018	2017
Revenue:
Interest and fee income on finance receivables	$19,404	$21,338	$38,163	$43,536

Expenses:
Operating expenses	7,966	8,177	16,767	16,846
Provision for credit losses	8,374	10,146	13,801	19,898
Interest expense	2,386	2,443	4,926	4,898
Change in fair value of interest rate swaps	0	8	0	17

Total expenses	18,726	20,774	35,494	41,659

Operating income before income taxes	678	564	2,669	1,877
Income tax expense	96	220	669	720

Net income	$582	$344	$2,000	$1,157

Earnings per share:
Basic	$0.07	$0.04	$0.25	$0.15

Diluted	$0.07	$0.04	$0.25	$0.15

Condensed Consolidated Balance Sheets
(Unaudited, In Thousands)

	September 30,	March 31,
	2018	2018
Cash	$2,787	$2,626
Finance receivables, net	239,250	269,876
Other assets	8,353	8,357

Total assets	$250,390	$280,859

Line of credit	$134,200	$165,750
Other liabilities	5,726	6,672

Total liabilities	139,926	172,422
Shareholders’ equity	110,464	108,437

Total liabilities and shareholders’ equity	$250,390	$280,859

Bookvalue per share	$13.98	$13.73

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	Three months ended September 30, (In thousands)		Six months ended September 30, (In thousands)
Portfolio Summary	2018	2017	2018	2017
Average finance receivables (1)	$279,680	$332,402	$287,980	$339,431

Average indebtedness (2)	$143,882	$195,883	$152,467	$203,145

Interest and fee income on finance receivables	$19,404	$21,338	$38,163	$43,536
Interest expense	2,386	2,443	4,926	4,898

Net interest and fee income on finance receivables	$17,018	$18,895	$33,237	$38,638

Portfolio yield (3)	27.75%	25.68%	26.50%	25.65%
Interest expense as a percentage of average finance receivables	3.41%	2.94%	3.42%	2.89%
Provision for credit losses as a percentage of average finance receivables	11.98%	12.21%	9.58%	11.72%

Net portfolio yield (3)	12.36%	10.53%	13.50%	11.04%
Operating expenses as a percentage of average finance receivables	11.39%	9.84%	11.64%	9.93%

Pre-tax yield as a percentage of average finance receivables (4)	0.97%	0.68%	1.85%	1.11%

Write-off to liquidation (5)	13.67%	13.23%	12.28%	12.68%
Net charge-off percentage (6)	11.85%	10.29%	10.37%	9.90%
Allowance percentage (7)	6.86%	6.24%	6.66%	6.11%

Note: All three-month and six-month statement of income performance indicators expressed as percentages have been annualized.

-1	Average finance receivables represents the average of gross finance receivables throughout the period.
-2	Average indebtedness represents the average outstanding borrowings under the Line.
-3

Portfolio yield represents interest and fee income on finance receivables as a percentage of average finance receivables. Net portfolio yield represents (a) interest and fee income on finance receivables minus (b) interest expense minus (c) the provision for credit losses, as a percentage of average finance receivables.

-4	Pre-tax yield represents net portfolio yield minus operating expenses, as a percentage of average finance receivables.
-5

Write-off to liquidation percentage is defined as net charge-offs divided by liquidation. Liquidation is defined as beginning receivable balance plus current period purchases and originations minus ending receivable balance.

-6	Net charge-off percentage represents net charge-offs (charge-offs less recoveries) divided by average finance receivables, outstanding during the period.
-7	Allowance percentage represents the allowance for credit losses divided by average finance receivables outstanding during the period.

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The following tables present certain information regarding the delinquency rates experienced by the Company with respect to automobile finance installment contracts (“Contracts”) and direct consumer loans (“Direct Loans”), excluding any Chapter 13 bankruptcy accounts:

(In thousands, except percentages)

Contracts	Balance Outstanding	31 – 60 days	61 – 90 days	91 – 120 days	Over 120	Total
September 30, 2018	$256,095	$18,322	$6,341	$2,181	$1,970	$28,814
		7.15%	2.48%	0.85%	0.77%	11.25%
September 30, 2017	$311,132	$18,330	$8,768	$5,067	$3,624	$35,789
		5.89%	2.82%	1.63%	1.16%	11.50%

Direct Loans	Balance Outstanding	31 –60 days	61 –90 days	91 –120 days	Over 120	Total
September 30, 2018	$7,465	$171	$113	$27	$68	$379
		2.29%	1.51%	0.36%	0.91%	5.08%
September 30, 2017	$8,169	$216	$50	$54	$112	$432
		2.64%	0.61%	0.66%	1.37%	5.29%

The following table presents selected information on Contracts purchased by the Company (1):

	Three months ended		Six months ended
	September 30,		September 30,
	(Purchases in thousands)		(Purchases in thousands)
Contracts	2018	2017	2018	2017
Purchases	$18,011	$25,782	$39,961	$52,943
Weighted APR	23.52%	21.99%	23.61%	22.15%
Average discount	8.42%	7.27%	8.36%	7.41%
Weighted average term (months)	47	55	47	55
Average loan	$10,130	$11,515	$10,179	$11,539
Number of contracts	1,778	2,239	3,926	4,588

The following table presents selected information on the entire Contract portfolio of the Company (1):

	As of
	September 30,
Portfolio	2018	2017
Weighted APR	22.37%	22.24%
Weighted average discount	7.23%	7.32%
Weighted average term (months)	54	57
Number of active contracts	30,548	34,935

-1	The table does not include any selected information on Direct Loans; which only accounts for approximately 3% of the Company’s total receivable portfolio.

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